Exhibit 99.1

Greenbacker Renewable Energy Company LLC Acquires a 10.5 Megawatt Wind Farm in Idaho and Additional Solar Systems in Eight States

New York, NY – July 3, 2017 - Greenbacker Renewable Energy Company LLC (“Greenbacker”) announced today that on June 30, 2017, through a wholly-owned subsidiary, it purchased Fossil Gulch Wind Park (“Fossil Gulch”) for approximately $6,175,000. Fossil Gulch is a 10.5 MW Wind Farm located in Hagerman, Idaho that sells power directly to the local public utility, Idaho Power Company. The Fossil Gulch project has a 20-year escalating power purchase agreement (“PPA”), with approximately eight years remaining as of the acquisition date. Pricing on the PPA is based on a $0.061/kWh rate with annual escalations over the contract period and includes a contract to sell renewable energy tax credits to a third party through December 31, 2018. The facility originally commenced operations in Q3 2005 and it has been operated continuously since then. With this acquisition, the company now owns in excess of 45 MW of wind power assets.

“Adding another wind asset in the northern United States continues to add significant financial diversification to Greenbacker’s current portfolio of commercial-grade wind farms.” stated Charles Wheeler, CEO of Greenbacker. “As we strategically invest in select wind assets, we continue to work towards the broader strategy of acquiring premier commercial renewable energy assets with high-quality offtakers.”

In addition, on June 30, 2017, Greenbacker closed on the purchase of an additional 1,252 operating residential photovoltaic solar systems for a purchase price of approximately $6,000,000. The systems provide an aggregate generating capacity of 8.917 MW and are located in Arizona, California, Connecticut, Massachusetts, Maryland, Nevada, New Jersey and New York. Each system possesses either a power purchase agreement or lease agreement that had an original contracted term of 20 years.

About Greenbacker Renewable Energy Company

Greenbacker Renewable Energy Company LLC is a publicly registered, non-traded limited liability company that expects to acquire a diversified portfolio of income-producing renewable energy power plants, energy efficiency projects and other sustainable investments.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform to actual results or changes in the Company‘s expectations.

Media Contact:

David Sher

Director, Greenbacker Renewable Energy Company LLC

917-309 -1234